Exhibit 99.2

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes thereto included in Item 8 of this Form 10-K.

General Business Overview

Headquartered in St. Louis, Missouri, we are a global manufacturer and marketer of a variety of high-performance chemical and engineered materials that are used in a broad range of consumer and industrial applications. We report our operations in three segments: Saflex, CPFilms and Technical Specialties.  The major products by reportable segment are as follows:

Reportable Segment	Products
Saflex	• SAFLEX® plastic interlayer • Specialty intermediate Polyvinyl Butyral resin and plasticizer
CPFilms	• LLUMAR®, VISTA®, GILA® and FORMULA ONE PERFORMANCE AUTOMOTIVE FILMS® professional and retail window films • Other enhanced polymer films for industrial customers
Technical Specialties
• CRYSTEX® insoluble sulphur
• SANTOFLEX® antidegradants
• SANTOCURE® and PERKACIT® primary and ultra accelerators
• THERMINOL® heat transfer fluids
• SKYDROL® aviation hydraulic fluids
• SKYKLEEN® brand of aviation solvents

See Note 18 – Segment and Geographic Data – to the accompanying consolidated financial statements for further information regarding our reportable segments.

Summary of Significant 2008 Events

Bankruptcy Proceedings and Emergence from Chapter 11

On February 28, 2008 (the “Effective Date”), we emerged from bankruptcy under the terms of our Fifth Amended Joint Plan of Reorganization which was confirmed by the Bankruptcy Court on November 29, 2007.  Also, on the Effective Date we entered into financing agreements with Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc. (the “Lenders”) to borrow up to $2.05 billion (the “Financing Agreements”).  The Financing Agreements consist of (i) a $450 million senior secured asset-based revolving credit facility which is comprised of a U.S. Facility and a Belgium Facility (“Revolver”), (ii) a $1.2 billion senior secured term loan facility (“Term Loan”) and (iii) a $400 million senior unsecured bridge facility (“Bridge”), which was subsequently repaid through common stock offerings as discussed below.

Consistent with our strategy of establishing an appropriate capital structure, we conducted two common stock offerings in August 2008 resulting in net proceeds of $422 million, which were used to repay our Bridge and provide additional liquidity for operations.  The Bridge had a fixed interest rate of 15.50% and its repayment will result in approximately $60 million in annual interest expense savings.

Strategic and Operational Actions

In the second quarter of 2008, we announced plans to expand our PVB (Polyvinyl Butyral) resin manufacturing operation at our facility located in Springfield, Massachusetts.  PVB resin is the key raw material used in the manufacturing of our plastic interlayer product marketed under our SAFLEX® brand.  The expansion was completed in the fourth quarter of 2008.  Also in 2008, we announced the opening of a third extrusion line to be used for the production of our SAFLEX® plastic interlayer at our facility in Ghent, Belgium.  Both of these capacity expansions were necessary to meet the expected needs of our customers.

In the fourth quarter of 2008, we ceased the production of a variety of rubber chemicals at our facility in Ruabon, Wales, United Kingdom (the “Ruabon Facility”), including SANTOGARD® pre-vulcanization inhibitors, PERKACIT® DPG, which is used as a secondary accelerator in the rubber vulcanization process, and FLECTOL® TMQ and FLECTOL® HPG, which protect against oxidative aging.  This action was initiated to strengthen the profitable, market-leading positions enjoyed by most of our portfolio by our rubber chemical products while taking steps to limit our exposure in smaller product lines where we are no longer cost competitive.  Complete closure of the Ruabon Facility is expected by the end of 2011.  Also in the fourth quarter of 2008, in an effort to balance our North America production with local demand, we announced plans to cease production of our SAFLEX® plastic interlayer at our facility in Trenton, Michigan (“Trenton Facility”).  The Trenton Facility will continue to supply other Saflex operations with PVB resin.

Consistent with our strategy to focus continuing operations on our specialty chemical and performance materials, in the third quarter of 2008, we initiated a process to divest ourselves of our Integrated Nylon business.  Although we believe the transformation of this business from a North American-focused fiber manufacturer into the world’s second largest producer of nylon 6,6 plastics has effectively positioned this business for significant growth, we do not believe the operations, product profitability and long-term strategy of Integrated Nylon are aligned with our specialty businesses.  Consequently, we have classified the assets and liabilities of Integrated Nylon as held for sale and reported the operating results as discontinued operations on the accompanying consolidated financial statements.  As of the date of filing, our divestiture process continues to progress and we anticipate announcing a plan of disposition by the end of the first quarter of 2009.

Combined Yearly Financial Results of the Predecessor and Successor

    Our emergence from bankruptcy resulted in our adoption of fresh-start accounting on February 29, 2008.  In accordance with Generally Accepted Accounting Principles, the accompanying Consolidated Statements of Operations and Cash Flows presents the results of operations and the sources and uses of cash for (i) the two months ended February 29, 2008 of the Predecessor and (ii) the ten months ended December 31, 2008 of the Successor.  However, for purposes of management’s discussion and analysis of the results of operations and the sources and uses of cash in this Form 10-K, we have combined the current year results of operations for the Predecessor and the Successor.  The results of operations of the Predecessor and Successor are not comparable due to the change in basis resulting from the emergence from bankruptcy.  This combined presentation is being made solely to explain the changes in results of operations for the periods presented in the financial statements.  We also compare the combined results of operations and the sources and uses of cash for the twelve months ended December 31, 2008 with the corresponding period in the prior years.

An additional impact to comparability of segment profit resulting from our emergence from bankruptcy and the implementation of fresh-start accounting is the change in depreciation and amortization and the elimination of Chapter 11 reorganization expenses on a post-emergence basis.  Therefore, effective with the first quarter of 2008, management evaluated the performance of our operating segments based on segment profit, defined as earnings before interest expense, income taxes, depreciation and amortization less net income attributable to noncontrolling interests and reorganization items (“EBITDA”).  Segment profit includes selling, general and administrative, research, development and other operating expenses, gains and losses from asset dispositions and restructuring charges, net income attributable to noncontrolling interests and other income and expense items that can be directly attributable to the segment.  To the extent each segment’s EBITDA is materially impacted by fresh-start accounting or other differences exist between Predecessor and Successor, these differences are identified in the discussion of results.

We believe the combined results of operations for the twelve months ended December 31, 2008 provide management and investors with a more meaningful perspective on our ongoing financial and operational performance and trends than if we did not combine the results of operations of the Predecessor and the Successor in this manner.  Further, the use of EBITDA as the earnings metric allows for meaningful analysis across all periods.

Summary Results of Operations

In 2008, we reported sales of $2,110 million, a 28 percent increase over $1,643 million reported in 2007. The increase was driven by the Flexsys acquisition, higher selling prices and favorable currency exchange rate fluctuations, partially offset by modestly lower demand.  Gross profit of $461 million in 2008 was 20 percent higher than in 2007.  The significant increase is a result of the Flexsys acquisition and the combination of higher selling prices and favorable currencies, which more than offset the higher raw material, energy and freight costs, lower demand and the impacts of fresh-start accounting.  Gross profit margin in 2008 decreased to 21.8 percent from 23.3 percent in the prior year, due to the impacts of fresh-start accounting.  Selling, general and administrative expenses remained at 13 percent of sales when compared to 2007.

Although we used $393 million of cash from operations in 2008 as compared to usage of $51 million in 2007, cash provided by continuing operations before reorganization activities was $139 million in 2008 versus a cash usage of $38 million in 2007.  The increase in cash used from operations in 2008 was due to $300 million in higher cash outflows related to our emergence from bankruptcy and approximately $220 million increase in cash usage from businesses classified as discontinued operations.  Our liquidity at December 31, 2008 was $225 million.

Outlook

Beginning in the second half of 2008 and continuing into 2009, global capital and credit markets experienced unprecedented volatility.  Further, demand across the global construction, automotive and industrial markets declined sharply in the fourth quarter of 2008 due to a rapid deterioration in the macro-economic environment.  Despite unprecedented governmental intervention, businesses have seen their access to capital severely constrained or eliminated, affecting their ability to invest and effectively plan for the future.  Individuals and businesses alike have experienced a significant drop in confidence which has impacted current spending patterns and is making the ability to predict future demand very difficult.  While the roots of this on-going credit crisis can be traced to the rapid meltdown of the sub-prime market in the U.S., the economic conditions that plagued the U.S. for most of 2008 are now being experienced in all world economies.

Approximately 70 percent of our sales are into the global automotive and construction industries.  In the fourth quarter of 2008, our businesses experienced volumes approximately 20 percent lower than those of the fourth quarter of 2007.  These lower volumes were most acute in our rubber chemical product lines, due to their high automotive exposure and our CPFilms reportable segment, which manufactures products that are more sensitive to retail spending patterns.

Our current operating premise is that the automotive and construction industries, particularly the domestic and European markets, will experience minimal or negative growth in 2009.  Further, the emerging markets will continue to grow, but at slower rates in 2009 versus growth realized in recent years.  We expect lower volumes for each of the first three quarters in 2009 versus comparable quarters of 2008.  We are premising higher volumes in the fourth quarter of 2009, principally due to the low volumes we experienced in the fourth quarter of 2008.  Therefore, we expect 2009 to be a challenging time in terms of sales volumes.  We have taken immediate actions to mitigate some of the impact of a weakened demand profile including the freezing of all salary and wages to the extent allowable, deferment in payment of our 2008 management cash incentive plan, suspension of our 2009 management cash incentive plan and employee 401(k) match, reduction of capital expenditures to maintenance levels, closure or idling of certain lines and strict management of working capital.  All of these actions will immediately enhance both earnings and cash flow.  Furthermore, we have identified incremental and significant cost saving opportunities to further mitigate current events which will be executed throughout 2009.  Based on these actions and in spite of the lower expected volumes, we do expect to be able to experience modest margin expansion over 2008 actual results, and expect to generate cash from operations in 2009 in the range of $75 million to $125 million.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes.  In preparing these consolidated financial statements, we have made our best estimate of certain amounts included in these consolidated financial statements.  However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates.  Management has discussed the development, selection and disclosure of these critical accounting policies and estimates with the Audit Committee of our Board of Directors.

We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on the consolidated financial statements and require assumptions that can be highly uncertain at the time the estimate is made.  We consider the following items to be our critical accounting policies:

▪	Environmental Remediation
▪	Litigation and Other Contingencies
▪	Income Taxes
▪	Impairment of Long-Lived Assets
▪	Impairment of Goodwill and Indefinite-Lived Intangible Assets
▪	Pension and Other Postretirement Benefits

We also have other significant accounting policies.  We believe that, compared to the critical accounting policies listed above, the other policies either do not generally require estimates and judgments that are as difficult or as subjective, or are less likely to have a material impact on the reported results of operations for a given period.

Environmental Remediation

With respect to environmental remediation obligations, our policy is to accrue costs for remediation of contaminated sites in the accounting period in which the obligation becomes probable and the cost is reasonably estimable. Cost estimates for remediation are developed by assessing, among other items, (i) the extent of our contribution to the environmental matter; (ii) the number and financial viability of other potentially responsible parties; (iii) the scope of the anticipated remediation and monitoring plan; (iv) settlements reached with governmental or private parties; and (v) our past experience with similar matters.  Our estimate of the environmental remediation reserve requirements typically fall within a range.  If we believe no better estimate exists within a range of possible outcomes, in accordance with existing accounting guidance, the minimum loss is accrued.  Environmental liabilities are not discounted, and they have not been reduced for any claims for recoveries from third parties.

These estimates are critical because we must forecast environmental remediation activity into the future, which is highly uncertain and requires a large degree of judgment.  These reserves include liabilities expected to be paid out over the next fifteen years.  Therefore, the environmental reserves may materially differ from the actual liabilities if our estimates prove to be inaccurate, which could materially affect results of operations in a given period.  Uncertainties related to recorded environmental liabilities include changing governmental policy and regulations, judicial proceedings, the number and financial viability of other potentially responsible parties, the method and extent of remediation and future changes in technology.  Because of these uncertainties, the potential liability for existing environmental remediation reserves may range up to two times the amounts recorded.  The estimate for environmental liabilities is a critical accounting estimate for Unallocated and Other.

See “Environmental Matters” on pages 18 and 19 for discussion of the liability for existing environmental remediation reserves related to continuing operations.

Litigation and Other Contingencies

We are a party to legal proceedings involving intellectual property, tort, contract, antitrust, employee benefit, environmental, government investigations and other litigation, claims and legal proceedings.  We routinely assess the likelihood of adverse judgments or outcomes to those matters, as well as ranges of probable losses, to the extent losses are reasonably estimable.  In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 5, Accounting for Contingencies, accruals for such contingencies are recorded to the extent that we conclude their occurrence is probable and the financial impact, should an adverse outcome occur, is reasonably estimable.  When a single amount cannot be reasonably estimated but the cost can be estimated within a range, we accrue the low end of the range.  In addition, we accrue for legal costs expected to be incurred with a loss contingency.

Disclosure for specific legal contingencies is provided if the likelihood of occurrence is at least reasonably possible and the exposure is considered material to the consolidated financial statements.  In making determinations of likely outcomes of litigation matters, we consider many factors.  These factors include, but are not limited to, past experience, scientific and other evidence, interpretation of relevant laws or regulations and the specifics and status of each matter.  If the assessment of the various factors changes, the estimates may change and could result in the recording of an accrual or a change in a previously recorded accrual.  Predicting the outcome of claims and litigation and estimating related costs and exposure involves substantial uncertainties that could cause actual costs to vary materially from estimates and accruals. The estimate for environmental liabilities is a critical accounting estimate for Unallocated and Other.

Income Taxes

As a multinational corporation, we are subject to taxation in many jurisdictions, and the calculation of our tax liabilities involves dealing with inherent uncertainties in the application of complex tax laws and regulations in various taxing jurisdictions.  We assess the income tax positions and record tax liabilities for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date.  We account for income taxes using the asset and liability method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities at enacted rates.  We base our estimate of deferred tax assets and liabilities on current tax laws and rates and, in certain cases, business plans and other expectations about future outcomes.  We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized.  While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made.  Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.  The consolidated financial statements include increases in valuation allowances as a result of uncertainty regarding our ability to realize deferred tax assets in the future.

Our accounting for deferred tax consequences represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates.  Changes in existing tax laws, regulations, rates and future operating results may affect the amount of deferred tax liabilities or the valuation of deferred tax assets over time.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are also subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings.  Although we believe the measurement of liabilities for uncertain tax positions is reasonable, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the historical income tax provisions and accruals.  If we ultimately determine that the payment of these liabilities will be unnecessary, the liability is reversed and a tax benefit is recognized during the period in which it is determined the liability no longer applies.  Conversely, additional tax charges are recorded in a period in which it is determined that a recorded tax liability is less than the ultimate assessment is expected to be.  If additional taxes are assessed as a result of an audit or litigation, it could have a material effect on our income tax provision and net income in the period or periods for which that determination is made.  The estimate for income taxes is a critical accounting estimate for Unallocated and Other.

Impairment of Long-Lived Assets

Impairment tests of long-lived assets, including finite-lived intangible assets, are made when conditions indicate the carrying value may not be recoverable under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from such asset are separately identifiable and are less than its carrying value.  Our estimate of the cash flows is based on information available at that time including these and other factors: sales forecasts, customer trends, operating rates, raw material and energy prices and other global economic indicators and factors.  If an impairment is indicated, the asset value is written down to its fair value based upon market prices or, if not available, upon discounted cash value, at an appropriate discount rate determined by us to be commensurate with the risk inherent in the business model.  These estimates are critical because changes to our assumptions used in the development of the impairment analyses can materially affect earnings in a given period and we must forecast cash flows into the future which is highly uncertain and requires a significant degree of judgment.  The estimate for impairment of long-lived assets is a critical accounting estimate for all reportable segments.

Impairment of Goodwill and Indefinite-Lived Intangible Assets

Goodwill and indefinite-lived intangible assets are reviewed for impairment annually during the fourth quarter under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, (“SFAS No. 142”).  However, as required by SFAS No. 142, impairment analyses are performed more frequently if changes in circumstances indicate the carrying value may not be recoverable during the intervening period between annual impairment tests.  We perform the review for impairment at the reporting unit level.  The impairment assessment is completed by determining the fair values of the reporting units using income and market multiple approaches and comparing those fair values to the carrying values of the reporting units.  If the fair value of a reporting unit is less than its carrying value, we then allocate the fair value of the reporting unit to all the assets and liabilities of that reporting unit.  The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of the goodwill.  If the carrying value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized for this differential.  This valuation process involves assumptions based upon management’s best estimates and judgments that approximate the market conditions experienced at the time the impairment assessment is made.  These assumptions include but are not limited to earnings and cash flow projections, discount rate and peer company comparability.  Actual results may differ from these estimates due to the inherent uncertainty involved in such estimates.  The estimate for impairment of goodwill and indefinite-lived intangible assets is a critical accounting estimate for all reportable segments.

Our fourth quarter review concluded that there was no goodwill impairment as of December 31, 2008.  However, as is noted elsewhere, demand across the global construction, automotive and industrial markets declined sharply in the fourth quarter of 2008 due to a rapid deterioration in the macro-economic environment (see Outlook for a discussion of our current operating premise for 2009).  Should economic conditions continue to deteriorate such that our estimates of future cash flows for each reporting unit are materially impacted and/or our market capitalization were to decline significantly, we would view these events as requiring us to test for impairment on an interim basis.  Impairment charges, if any, may be material to our results of operations.

Pension and Other Postretirement Benefits

Under the provisions of SFAS No. 87, Employers’ Accounting for Pensions (“SFAS No. 87”), and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS No. 106”), measurement of the obligations under the defined benefit pension plans and the other postemployment benefit ("OPEB") plans are subject to several significant estimates.  These estimates include the rate of return on plan assets, the rate at which the future obligations are discounted to value the liability and health care cost trend rates.  Additionally, the cost of providing benefits depends on demographic assumptions including retirements, mortality, turnover and plan participation.  We typically use actuaries to assist us in preparing these calculations and determining these assumptions.  Our annual measurement date is December 31 for both the pension and OPEB plans.

The expected long-term rate of return on pension plan assets assumption was 8.50 percent in 2008 and 8.75 percent in 2007.  The expected long-term rate of return on pension plan assets assumption is based on the target asset allocation policy and the expected future rates of return on these assets. A hypothetical 25 basis point change in the assumed long-term rate of return would result in a change of approximately $2 million to pension expense.

The discount rates used to remeasure the pension plans were 6.25 percent at December 31, 2008, 5.75 percent at February 29, 2008 and 6.00 percent at December 31, 2007, and the discount rate to remeasure the other postretirement benefit plans were 6.25 percent at December 31, 2008, 5.50 percent at February 29, 2008 and 5.75 percent at December 31, 2007.  We establish our discount rate based upon the internal rate of return for a portfolio of high quality bonds with maturities consistent with the nature and timing of future cash flows for each specific plan. A hypothetical 25 basis point change in the discount rate for our pension plans results in a change of approximately $12 million in the projected benefit obligation and no change in pension expense.  A hypothetical 25 basis point change in the discount rate for our OPEB plans results in a change of approximately $3 million in the accumulated benefit obligation and no impact to OPEB expense.

We estimated the five-year assumed trend rate for healthcare costs in 2008 to be 9 percent with the ultimate trend rate for healthcare costs grading by 0.5 percent each year to 5 percent by 2016 and remaining at that level thereafter.  A 1 percent change in the assumed health care cost trend rate would have changed the postretirement benefit obligation by $2 million as of December 31, 2008 and would have no impact to OPEB expense in 2008.  Our costs for postretirement medical benefits are capped for many current retirees and active employees; therefore, the impact of this hypothetical change in the assumed health care cost trend rate is limited.

Results of Operations

Consolidated Solutia

	Combined	Predecessor	Predecessor	$ Increase (Decrease)		% Increase (Decrease)
(dollars in millions)	2008	2007	2006	2008 vs. 2007	2007 vs. 2006	2008 vs. 2007	2007 vs. 2006
Net Sales	$2,110	$1,643	$1,064	$467	$579	28%	54%

Operating Income:
Reportable Segment Profit (a)	$328	$263	$179	$65	$84	25%	47%
Unallocated and Other	(42)	(27)	(22)	(15)	(5)	(55)%	(23)%
Less: Depreciation and Amortization	(100)	(59)	(46)
Less: Equity Earnings from Affiliates, Other Income, Loss on Debt Modification and Net Income Attributable to Noncontrolling Interests included in Segment Profit and Unallocated and Other	(22)	(36)	(42)
Operating Income	$164	$141	$69	$23	$72	16%	104%
Net Gains (Charges) included in Operating Income	$(100)	$(41)	$7

(a) See Note 18 to the accompanying consolidated financial statements for description of the computation of reportable segment profit.

The increase in 2008 net sales as compared to 2007 resulted from our acquisition of Akzo Nobel’s 50 percent interest in the Flexsys joint venture, which was completed on May 1, 2007 (the “Flexsys Acquisition”), increased selling prices and the effect of favorable currency exchange rate fluctuations, partially offset by lower sales volumes.  Prior to our acquisition on May 1, 2007, the results of Flexsys were accounted for using the equity method and recorded as Equity Earnings from Affiliates on the Consolidated Statement of Operations.  Net sales increased $281 million or 17 percent in 2008 as a result of the Flexsys Acquisition. The remaining $186 million or 11 percent increase in net sales was a result of higher average selling prices of $164 million or 10 percent and favorable currency exchange rate fluctuations of $53 million or 3 percent, partially offset by lower sales volumes of $31 million or 2 percent. Higher average selling prices were experienced across all reporting segments in response to an escalating raw material profile and, with respect to Technical Specialties and Saflex, in conjunction with generally favorable supply/demand profile in these markets. The favorable currency benefit was driven most notably by the continued weakening of the U.S. dollar versus the Euro, in comparison to the prior year. Other currency movements against the U.S. dollar also benefited our net sales, however, given the strong market positions in Europe within Saflex and Technical Specialties, movements in the Euro versus the U.S. dollar had the most significant impact on our revenues. The lower sales volumes were experienced most notably in our Technical Specialties reporting segments, partially offset by increased volumes in Saflex.  The decline in Technical Specialties is due to the shutdown of our product lines at our Ruabon Facility and significant demand decline within the tire industry during the fourth quarter 2008.  The volumes in Saflex increased due to continued growing international demand.

Our net sales for 2007 as compared to 2006 increased due to the Flexsys Acquisition, higher sales volumes, higher average selling prices and favorable exchange rate fluctuations.  The 2007 effect of the Flexsys Acquisition was an increase in net sales of $469 million or 44 percent.  The remaining $110 million or 10 percent increase in net sales was a result of higher sales volumes of $49 million or 4 percent, favorable exchange rate fluctuations of $40 million or 4 percent and higher average selling prices of $21 million or 2 percent. The higher sales volumes were experienced in all our reporting segments, given the growing global demand for these products.  The favorable currency benefit was driven most notably by the continued weakening of the U.S. dollar versus the Euro, in comparison to the prior year.  Other currency movements against the U.S. dollar also benefited our net sales, however, given the strong market positions in Europe within Saflex and Technical Specialties, movements in the Euro versus the U.S. dollar had the most significant impact on our revenues.

The 2008 increase in operating income as compared to 2007 resulted from the Flexsys Acquisition, increased net sales and higher asset utilization and lower manufacturing costs in our Saflex and Technical Specialties reporting segments, partially offset by higher raw material and energy costs of approximately $105 million, higher charges of $59 million, increased amortization related to intangible assets as a result of fresh-start accounting of $23 million and increased share-based compensation expense of $11 million.  As indicated in the preceding table, operating results were affected by various charges which are described in greater detail within the “Results of Operations” section below.  The raw material increases were most impactful within the Technical Specialties and Saflex reporting segments, with the most significant increase experienced in sulfur cost.  The increases in raw materials are primarily driven by continued tight supply of these materials, as well as the substantial increases in average oil prices during the year when compared with the prior year.

Operating income improved by $72 million in 2007 as compared to 2006 due to the Flexsys Acquisition, increases in net sales by the other businesses and improved asset utilization, partially offset by higher charges and higher raw material costs of $12 million.  As indicated in the preceding table, operating results for each year were affected by various gains (charges) which are described in greater detail in the “Results of Operations” section below.

Saflex

	Combined	Predecessor	Predecessor	$ Increase (Decrease)		% Increase (Decrease)
(dollars in millions)	2008	2007	2006	2008 vs. 2007	2007 vs. 2006	2008 vs. 2007	2007 vs. 2006
Net Sales	$822	$727	$663	$95	$64	13%	10%

Segment Profit	$94	$111	$106	$(17)	$5	(15)%	5%
Net Charges included in Segment Profit	$(47)	$(2)	$(3)

The increase in 2008 net sales as compared to 2007 was a result of higher average selling prices of $38 million or 5 percent, higher sales volumes of $25 million or 4 percent, and favorable currency exchange rate fluctuations of $32 million or 4 percent.  The increase in selling prices is related to our global price increase on SAFLEX® plastic interlayer, Polyvinyl Butyral resin and plasticizer in response to higher raw material costs and favorable supply/demand profile.  Higher sales volumes were experienced in targeted growth markets of Europe and Asia Pacific, as sales volumes into the domestic market were lower than the prior year.  The increased sales in Asia Pacific were a result of the continued expanding demand for laminated glass in that market, which was partially supported by our plant in Suzhou, China which opened in the third quarter 2007.  The favorable currency exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro in comparison to 2007.

The increase in 2007 net sales compared to 2006 resulted from higher selling prices of $4 million or approximately 1 percent, favorable currency exchange rate fluctuations of $32 million or 5 percent and increased sales volumes of $28 million or approximately 4 percent.  The favorable exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro.

The decrease in 2008 segment profit in comparison to 2007 resulted primarily from the $36 million charge in 2008 associated with the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting. In addition to the inventory step-up, segment profit included charges of $10 million related to the announced cessation of production at our Trenton Facility and $1 million for other severance and retraining costs. Offsetting these charges was overall improvement in segment profit due to increased net sales as described above, improved asset utilization, lower manufacturing costs and a flat cost profile for selling, general and administrative expenses.  The segment experienced approximately $31 million of higher raw material costs in comparison to the prior year, which was recovered through increased selling prices.

The improvement in 2007 segment profit in comparison to 2006 resulted primarily from higher net sales as partially offset by higher raw material and manufacturing costs.  The higher manufacturing costs were a result of start up expenses for new assets at the Santo Toribio, Mexico and Suzhou, China manufacturing plants and increased shipping and warehousing costs driven by increased sales volumes.  In addition, segment profit in 2007 was negatively impacted by charges of $2 million of severance and retraining costs. Segment profit in 2006 included $3 million of restructuring charges consisting principally of severance costs for non-debtor entities that were not included within reorganization items.

CPFilms

	Combined	Predecessor	Predecessor	$ Increase (Decrease)		% Increase (Decrease)
(dollars in millions)	2008	2007	2006	2008 vs. 2007	2007 vs. 2006	2008 vs. 2007	2007 vs. 2006
Net Sales	$236	$234	$214	$2	$20	1%	9%

Segment Profit	$42	$58	$50	$(16)	$8	(28)%	16%
Net Charges included in Segment Profit	$(13)	$--	$(1)

The increase in 2008 net sales compared to 2007 resulted from higher selling prices of $7 million or 3 percent, partially offset by decreased sales volumes of $5 million or 2 percent.  Higher average selling prices and lower volumes were experienced in LLUMAR® and VISTA® professional film products.  The lower volumes were primarily experienced in the domestic market throughout 2008 and in the fourth quarter 2008 across all markets in conjunction with the severe global economic downturn.

The increase in 2007 net sales compared to 2006 resulted from higher selling prices of $5 million or approximately 2 percent, favorable currency exchange rate fluctuations of $3 million or 1 percent and increased sales volumes of $12 million or approximately 6 percent. Higher volumes and higher average selling prices were experienced in LLUMAR® and VISTA® professional film products.  The favorable exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro.

The decrease in segment results in comparison to 2007 resulted primarily from the $10 million charge in 2008 associated with the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting and an impairment of an indefinite-lived intangible asset of $3 million.  In accordance with SFAS No. 142, the impairment charge was based upon fair value estimates of trademarks through the use of a discounted cash flow model.  In addition, segment profit was impacted by higher manufacturing, raw material and energy costs and increased investment in sales and marketing infrastructure and in market development programs globally.  We believe continued investment in the sales and marketing infrastructure for this segment will expand the overall global window film market along with our participation.

The improvement in 2007 segment profit in comparison to 2006 resulted from higher net sales and lower manufacturing costs partially offset by higher raw material and marketing costs.  Higher marketing costs are predominantly related to branding initiatives associated with certain growth markets, particularly Asia-Pacific.  Segment profit in 2006 included $1 million of restructuring charges consisting principally of severance costs for non-debtor entities that were not included within reorganization items.

Technical Specialties

	Combined	Predecessor	Predecessor	$ Increase (Decrease)		% Increase (Decrease)
(dollars in millions)	2008	2007	2006	2008 vs. 2007	2007 vs. 2006	2008 vs. 2007	2007 vs. 2006
Net Sales	$1,015	$646	$146	$369	$500	57%	342%

Segment Profit	$192	$94	$23	$98	$71	104%	309%
Net Charges included in Segment Profit	$(43)	$(30)	$--

The increase in net sales as compared to 2007 resulted primarily from the Flexsys Acquisition.  Prior to our acquisition on May 1, 2007, the results of Flexsys were accounted for using the equity method and were not recorded within the Technical Specialties reportable segment.  The Flexsys Acquisition resulted in an increase in net sales of $281 million or 43 percent.  The remaining increase in net sales of $88 million or 14 percent was a result of higher average selling prices of $119 million or 19 percent and favorable currency exchange rate fluctuations of $19 million or 3 percent, partially offset by lower sales volumes of $50 million or 8 percent.  Higher average selling prices were experienced primarily in CRYSTEX® insoluble sulphur, SANTOFLEX® antidegradants and THERMINOL® heat transfer fluids.  The higher average selling prices are in response to higher raw material costs across all products within Technical Specialties in addition to a favorable supply/demand profile in certain specialty chemical markets.  The lower sales volumes were primarily experienced in the fourth quarter 2008 in conjunction with the severe global economic downturn and the closure of our product lines at our Ruabon Facility.  The economic downturn primarily impacted CRYSTEX® insoluble sulphur, partially offset by increased volumes in THERMINOL® heat transfer fluids.  The favorable currency exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro in comparison to the same period in 2007.

The increase in 2007 net sales as compared to 2006 resulted primarily from the Flexsys Acquisition.  The Flexsys Acquisition resulted in an increase in net sales of $469 million or 321 percent.  The remaining $31 million or 21 percent increase in net sales was a result of higher sales volumes of $16 million or 11 percent, favorable currency exchange rate fluctuations of $3 million or 2 percent, and higher average selling prices of $12 million or 8 percent.  Higher volumes and higher average selling prices were experienced predominantly within THERMINOL® heat transfer fluids.  The favorable exchange rate fluctuations occurred primarily as a result of the weakening U.S. dollar in relation to the Euro.

The increase in segment profit in comparison to 2007 resulted primarily from the Flexsys Acquisition, increased net sales as described above and improved manufacturing costs, partially offset by increased raw material costs, higher charges and unfavorable currency exchange rate fluctuations.  The increased selling prices more than offset the increase of $48 million in raw material costs primarily related to sulphur.  Improved manufacturing cost was a result of controlled spending.  The unfavorable currency exchange rate fluctuation is a result of a significant portion of Technical Specialties manufacturing capacity being located in Europe and the weakening of the U.S. Dollar versus the Euro.  The higher charges include a $20 million charge in 2008 associated with the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting.  In addition to the inventory step-up, segment profit included charges related to the announced closure of the Ruabon Facility, which resulted in charges of $25 million.  As noted below, certain fixed asset groups in our rubber chemical business were impaired in 2007.  During 2008, capital expenditures were made which the expected cash flows related to these asset groups could not support resulting in an impairment charge of $3 million.  The charges were partially offset by a $5 million gain related to the termination of a natural gas purchase contract associated with the same facility.  Segment profit in 2007 was negatively impacted by charges of $25 million for impairments of certain fixed asset groups of acquired Flexsys products in the Technical Specialties operating segment, $2 million of severance and retraining costs and $3 million of charges resulting from the step-up in basis of Flexsys’ inventory in accordance with purchase accounting.

The improvement in 2007 segment profit in comparison to 2006 resulted primarily from the Flexsys Acquisition as described above and higher net sales partially offset by higher raw material costs.

Unallocated and Other

	Combined	Predecessor	Predecessor	$ Increase (Decrease)		% Increase (Decrease)
(dollars in millions)	2008	2007	2006	2008 vs. 2007	2007 vs. 2006	2008 vs. 2007	2007 vs. 2006
Unallocated and Other results	$(42)	$(27)	$(22)	$(15)	$(5)	(55)%	(23)%
Gains (Charges) included in Unallocated and Other	$10	$5	$(1)

Unallocated and other results decreased in comparison to 2007 due to lower equity earnings from affiliates, higher corporate expenses, lower gains from adjustments to the LIFO reserve, lower interest income and decreased profit from our other operations, partially offset by higher gains on foreign currency and higher net gains. With respect to net gains, in 2008, we recorded (i) a $6 million gain resulting from surplus land sales; (ii) a gain of $3 million related to joint settlements with Monsanto of legacy insurance policies with insolvent insurance carriers; (iii) a $7 million gain resulted from the settlement of emergence related incentive and professional fee accruals; (iv) a $3 million charge resulting from general corporate restructuring involving headcount reductions; (v) a $2 million charge resulting from the relocation of our plastic products business from our manufacturing facility in Ghent, Belgium to Oradea, Romania; and (vi) a $1 million charge resulting from the step-up in basis of our inventory in accordance with fresh-start accounting. In 2007, we recorded (i) a gain on a litigation matter of $21 million; (ii) a charge of $7 million recorded to write-off debt issuance costs and to record the DIP credit facility as modified at its fair value as of the amendment date; (iii) a $5 million net pension plan settlement charge; and (iv) a $4 million restructuring charge due to the termination of a third-party agreement at one of our facilities.  Corporate expenses increased $5 million primarily due to share-based compensation expense on management incentive and director stock compensation plans adopted upon our emergence from bankruptcy and higher legal costs, partially offset by lower incentive compensation expense, lower environmental charges and lower functional expense.  Share-based compensation expense in 2007 was zero.  The decrease in equity earnings from affiliates of $12 million is a result of the Flexsys Acquisition completed on May 1, 2007.  Other income, net increased by $6 million due to gains on foreign currency, partially offset by lower interest income.  The decrease in our results from other operations is due to other costs associated with the relocation of our plastic products business.

Unallocated and other results for 2007 decreased in comparison to 2006 due to lower equity earnings from affiliates, partially offset by lower corporate expenses, higher gains from adjustments to the LIFO reserve, higher net gains and higher interest income.  The decrease in equity earnings from affiliates of $25 million is a result of the Flexsys Acquisition including $4 million of net charges related to restructuring and asset impairment charges, partially offset by a non-operational gain.  Corporate expenses decreased $9 million primarily related to lower Integrated Nylon costs retained by continuing operations.  The increase in other income, net related to higher interest income of $2 million due to higher cash balances on hand during 2007.  Included in 2006 net charges was (i) a $20 million gain that resulted from the reversal of a litigation reserve with respect to a litigation matter that was decided favorably; (ii) a $9 million environmental charge that was precipitated by the notification by a third-party of its intent to terminate a tolling agreement at one of our facilities outside the U.S. that resulted in the cessation of operations at that site; (iii) a charge of $8 million recorded to write-off debt issuance costs and to record the DIP credit facility as modified at its fair value as of the amendment date; and (iv) a $4 million charge related to Flexsys as described above.

Interest Expense

	Combined	Predecessor	Predecessor	$ Increase (Decrease)		% Increase (Decrease)
(dollars in millions)	2008	2007	2006	2008 vs. 2007	2007 vs. 2006	2008 vs. 2007	2007 vs. 2006
Interest Expense	$162	$134	$100	$28	$34	21%	34%
Charges included in Interest Expense	$(1)	$(8)	$(4)

The increase in interest expense in 2008 in comparison to 2007 resulted principally from higher debt outstanding with higher interest rates in 2008 than in 2007.  Average debt outstanding increased $513 million or 47 percent to fund the Flexsys Acquisition, as only a portion of debt utilized to acquire Flexsys was incurred prior to the end of the first quarter of 2007, and our emergence from Chapter 11 on the Effective Date. Included in our debt to fund our emergence from Chapter 11 is the Bridge, which was subsequently repaid late in the third quarter of 2008.  The higher interest rates are a result of a changed interest rate profile of our debt structure due to the replacement of the DIP credit facility with the Financing Agreements.  The 2008 results include a $1 million charge related to the repayment of the Bridge compared to an $8 million interest expense charge related to claims recognized as allowed secured claims through settlements approved by the Bankruptcy Court

The increase in 2007 interest expense compared to 2006 resulted principally from higher debt outstanding in 2007 than in 2006, partially offset by lower interest rates.  Average debt outstanding increased 56 percent, of which 20 percent was associated with the Flexsys acquisition.  The remainder of the increase was used to fund primarily pension funding requirements and the ongoing reorganization process.  The decline in the average interest rate between years is due to the January 2007 amendment to the DIP credit facility and the July 2006 refinancing of the Euronotes.  The 2006 results included a $3 million charge related to our Euronotes refinancing and a $1 million charge related to the amendment of the DIP credit facility.

Reorganization Items, net

	Combined	Predecessor	Predecessor	$ Increase (Decrease)		% Increase (Decrease)
(dollars in millions)	2008	2007	2006	2008 vs. 2007	2007 vs. 2006	2008 vs. 2007	2007 vs. 2006
Reorganization Items, net	$1,433	$(298)	$(71)	1,731	(227)	N.M.	N.M.

Reorganization items, net are presented separately in the Consolidated Statement of Operations and represent items of income, expense, gain, or loss that are realized or incurred by us because we were in reorganization under Chapter 11 of the U.S. Bankruptcy Code.  Reorganization items incurred in 2008 included a $104 million charge on the settlement of liabilities subject to compromise, $1,589 million gain from fresh-start accounting adjustments, which excludes the gain allocated to discontinued operations of $212 million, and $52 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings.  The increase in reorganization items, net as compared to 2007 is due to the aforementioned effects of settling the liabilities subject to compromise and adopting fresh-start accounting.

The $227 million increase in reorganization items, net as compared to 2006 resulted principally from charges associated with the settlement of various energy-sourcing agreements with one supplier for $140 million, and charges of $65 million and $34 million to increase the estimated settlement value on the Monsanto claim and 11.25% Notes due 2009, respectively, as partially offset by gains on settlements associated with the Company's corporate headquarters lease along with various vender contracts.

Income Tax Expense

	Combined	Predecessor	Predecessor	$ Increase (Decrease)		% Increase (Decrease)
(dollars in millions)	2008	2007	2006	2008 vs. 2007	2007 vs. 2006	2008 vs. 2007	2007 vs. 2006
Income Tax Expense	$227	$17	$18	$210	$(1)	N.M.	(6)%
Increase (Decrease) Valuation Allowance included in Income Tax Expense	$(250)	$82	$35

Our income tax expense is affected by the mix of income and losses in the tax jurisdictions in which we operate.  The income tax expense on continuing operations was $227 million in 2008 compared to $17 million in 2007.  $202 million of the total in 2008 income tax expense was attributable to emergence and the effect of our adoption of fresh-start accounting, the remaining amount in 2008 and the amount in 2007 is almost entirely attributable to continuing operations outside the U.S., and represents an effective tax rate on operations outside the U.S. of 56 percent in 2008 and 49 percent in 2007.  The effective rate in both years is impacted by increases in the contingency reserves related to uncertain tax positions.

Our effective income tax expense was $17 million in 2007 compared to $18 million in 2006.  The amount in both years is almost entirely attributable to continuing operations outside the U.S., and represents an effective tax rate on operations outside the U.S. of 49 percent in 2007 and 48 percent in 2006.  The effective rate in both years is impacted by increases in the contingency reserves related to uncertain tax positions.

As a result of the issuance of new common stock upon emergence from bankruptcy, we realized a change of ownership for purposes of Section 382 of the Internal Revenue Code.  We do not currently expect this change to significantly limit our ability to utilize our NOL in the carryforward period, which we estimated to be approximately $1.2 billion on the date of emergence and approximately $1.4 billion at December 31, 2008.

Discontinued Operations

	Combined	Predecessor	Predecessor	$ Increase (Decrease)		% Increase (Decrease)
(dollars in millions)	2008	2007	2006	2008 vs. 2007	2007 vs. 2006	2008 vs. 2007	2007 vs. 2006
Integrated Nylon business	$(445)	$50	$22
Dequest business	--	19	--
Pharmaceutical services business	--	--	58
Other	1	(5)	--
Income (Loss) from Discontinued Operations, net of tax	$(444)	$64	$80	$(508)	$(16)	N.M.	(20)%
Reorganization items included in income from discontinued operations	$212	$--	$--

Income from discontinued operations consists of the results of our Integrated Nylon, Dequest and pharmaceutical services businesses.

The decrease in the results of Integrated Nylon as compared to 2007 is due to the impairment of long-lived assets of $461 million, higher raw material costs of approximately $346 million, lower sales volumes, higher manufacturing and logistic costs, higher charges, lower asset utilization, partially offset by the implementation of fresh-start accounting as a result of our emergence from bankruptcy and higher average selling prices.  The increase in results of Integrated Nylon as compared to 2006 is due to higher average selling prices, higher sales volumes, higher gains, improved plant performance and decreased selling, general and administrative costs, partially offset by higher raw material and energy costs of $60 million.

LyondellBasell Industries ("Lyondell"), a significant supplier of propylene for our Integrated Nylon business and a guest at our Alvin, Texas plant under a utilities and services agreement and a lease agreement, filed for Chapter 11 bankruptcy protection for its U.S. operations on January 6, 2009.  The propylene sales agreement, utilities and services agreement and lease agreement each expire in December 2010.  On February 12, 2009, Lyondell filed a motion with the bankruptcy court for an order authorizing the rejection of our propylene sales agreement effective as of the date of an approval order, and the rejection of our utilities and services agreement and lease agreement at our Alvin, Texas plant effective at a future date in order to facilitate Lyondell’s orderly exit from the site.  A hearing on the rejection motion is currently scheduled for late February 2009.  Pending a resolution of the rejection motion, we are currently engaged in preliminary discussions with alternative suppliers to cover any propylene requirements that we would have purchased from Lyondell under the propylene sales agreement.  We do not expect any long-term production capabilities to be impacted or any significant disruption in meeting the demands of our Integrated Nylon customers as a result of these contract rejections.

Included in the results of discontinued operations in 2007 is a gain on the sale of the Dequest business of $34 million, partially offset by income taxes of $15 million.  Included in the results of discontinued operations in 2006 is a gain on the sale of the pharmaceutical services business of $49 million as well as a tax gain of $5 million.  The tax gain resulted from the reversal of a valuation allowance established as a result of the merger of CarboGen and AMCIS subsidiaries of the pharmaceutical services business into one legal entity.

Summary of Events Affecting Comparability

Charges and gains recorded in 2008, 2007 and 2006 and other events affecting comparability have been summarized and described in the table and accompanying footnotes below (dollars in millions):

2008 Events

Increase/(Decrease)	Saflex	CPFilms	Technical Specialties	Unallocated /Other	Consolidated

Impact on:
Cost of goods sold	$36	$10	$20	$1	$67	(a)
	--	--	25	--	25	(b)
	10	--	--	--	10	(c)
	--	--	(5)	--	(5)	(d)
	--	--	--	(3)	(3)	(e)
	--	--	3	--	3	(f)
	1	--	--	2	3	(g)
Selling, general and administrative expenses	--	--	--	3	3	(g)
	--	3	--	--	3	(h)
Research, development and other operating expenses	--	--	--	(6)	(6)	(i)
Operating Income Impact	(47)	(13)	(43)	3	(100)

Interest expense	--	--	--	(1)	(1)	(j)
Other income, net	--	--	--	7	7	(k)
Reorganization Items, net	--	--	--	1,433	1,433	(l)
Pre-tax Income Statement Impact	$(47)	$(13)	$(43)	$1,442	1,339
Income tax impact					185	(m)
After-tax Income Statement Impact					$1,154

(a)	Charges resulting from the step-up in basis of our inventory in accordance with fresh-start accounting ($67 million pre-tax and $52 million after-tax).
(b)	Charges related to the announced closure of the Ruabon Facility ($25 million pre-tax and after-tax).
(c)	Impairment and charges related to the announced closure of the SAFLEX® plastic interlayer production line at the Trenton Facility ($10 million pre-tax and after-tax).
(d)	Gain related to the termination of a natural gas purchase contract related to the announced closure of the Ruabon Facility ($5 million pre-tax and after-tax).
(e)	Gain resulting from settlements of legacy insurance policies with insolvent insurance carriers ($3 million pre-tax and after-tax).
(f)	Impairment of fixed assets in the Rubber Chemicals business ($3 million pre-tax and $2 million after-tax).
(g)	Restructuring costs related principally to severance and retraining costs ($6 million pre-tax and after-tax).
(h)	Write-down of indefinite-lived intangible assets in accordance with SFAS No. 142 ($3 million pre-tax and $2 million after-tax).
(i)	Gain resulting from surplus land sales ($6 million pre-tax and after-tax).
(j)	Unamortized debt issuance costs associated with the repayment of the Bridge ($1 million pre-tax and after-tax).
(k)	Gain resulting from the settlement of emergence related incentive and professional fees accruals ($7 million pre-tax and after-tax).
(l)
Reorganization items, net consist of the following:  $104 million charge on the settlement of liabilities subject to compromise, $1,589 million gain from fresh-start accounting adjustments, and $52 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings ($1,433 million pre-tax and $1,231 million after-tax).

(m)	Income tax expense has been provided on gains and charges at the tax rate in the jurisdiction in which they have been or will be realized.

2007 Events

Increase/(Decrease)	Saflex	CPFilms	Technical Specialties	Unallocated/Other	Consolidated
Impact on:
Cost of goods sold	$--	$--	$25	$--	$25	(a)
	--	--	--	4	4	(b)
	--	--	3	--	3	(c)
	--	--	--	3	3	(d)
	1	--	1	--	2	(e)
Selling, general and administrative expenses	--	--	--	2	2	(d)
	1	--	1	--	2	(e)
Operating Income Impact	(2)	--	(30)	(9)	(41)

Interest expense	--	(2)	--	(6)	(8)	(f)
Other income, net	--	--	--	21	21	(g)
Loss on debt modification	--	--	--	(7)	(7)	(h)
Reorganization items, net	--	--	--	(298)	(298)	(i)
Pre-tax Income Statement Impact	$(2)	$(2)	$(30)	$(299)	(333)
Income tax impact					(7)	(j)
After-tax Income Statement Impact					$(326)

(a)	Impairment of fixed assets in the Rubber Chemicals business ($25 million pre-tax and $20 million after-tax).
(b)	Restructuring charge resulting from the termination of a third-party agreement in the third quarter at one of our facilities ($4 million pre-tax and $3 million after-tax).
(c)	Charge resulting from the step-up in basis of Rubber Chemicals’ inventory in accordance with purchase accounting in the second quarter ($3 million pre-tax and after-tax).
(d)	Net pension plan settlements, as more fully described in Note 12 to the accompanying consolidated financial statements ($5 million pre-tax and after-tax – see note (j) below).
(e)	Restructuring costs related principally to severance and retraining costs ($4 million pre-tax and $3 million after-tax).
(f)
Charge resulting from recognition of interest expense on claims recognized as allowed secured claims through settlements approved by the Bankruptcy Court ($8 million pre-tax and after-tax – see note (j) below).

(g)	Settlement gain, net of legal expenses in the second quarter ($21 million pre-tax and after-tax – see note (j) below).
(h)
We recorded a charge of approximately $7 million (pre-tax and after-tax – see note (j) below) in the first quarter to record the write-off of debt issuance costs and to record the DIP facility as modified at its fair value as of the amendment date.

(i)
Reorganization items, net consist of the following: a $224 million net charge from adjustments to record certain pre-petition claims at estimated amounts of the allowed claims; $67 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings; $9 million of expense provisions for (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain of our employees approved by the Bankruptcy Court; and a $2 million net gain realized from claim settlements ($298 million pre-tax and after-tax – see note (j) below).

(j)
With the exception of items (a), (b), (c) and (e) above, which relate to operations not in reorganization, the above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to our Chapter 11 bankruptcy filing.

2006 Events

Increase/(Decrease)	Saflex	CPFilms	Technical Specialties	Unallocated/Other	Consolidated
Impact on:
Cost of goods sold	$--	$--	$--	$9	$9	(a)
	--	--	--	(20)	(20)	(b)
	1	--	--	--	1	(c)
Selling, general and administrative expenses	2	1	--	--	3	(c)
Operating Income Impact	(3)	(1)	--	11	7

Interest expense	--	--	--	(1)	(1)	(d)
	--	--	--	(3)	(3)	(e)
Equity earnings from affiliates	--	--	--	(4)	(4)	(f)
Loss on debt modification	--	--	--	(8)	(8)	(d)
Reorganization items, net	(1)	--	(2)	(68)	(71)	(g)
Pre-tax Income Statement Impact	$(4)	$(1)	$(2)	$(73)	(80)
Income tax impact					(5)	(h)
After-tax Income Statement Impact					$(75)

(a)
Environmental charge in the first quarter 2006 precipitated by the notification by a third-party of its intent to terminate a tolling agreement at one of our facilities outside the U.S. that will likely result in the cessation of operations at that site ($9 million pre-tax and $6 million after-tax).

(b)
Gain resulting from the reversal of a litigation reserve with respect to a litigation matter that was decided favorably in the second quarter 2006 ($20 million pre-tax and after-tax – see note (h) below).

(c)	Restructuring costs related principally to severance and retraining costs ($4 million pre-tax and $3 million after-tax).
(d)
We recorded a charge of approximately $8 million (pre-tax and after-tax – see note (h) below) to record the write-off of debt issuance costs and to record the DIP credit facility as modified at its fair value.  In addition, $1 million (pre-tax and after-tax – see note (h) below) of unamortized debt issuance costs associated with the DIP credit facility were written off at the time of modification in March 2006.

(e)	We refinanced our Euronotes in July 2006 and recorded early extinguishment costs at the time of refinancing ($3 million pre-tax and $2 million after-tax).
(f)
Net charges at Flexsys, our 50 percent owned joint venture, included charges for restructuring and asset impairments of $5 million, partially offset by a non-operational gain of $1 million related to the reversal of a litigation reserve ($4 million pre-tax and after-tax – see note (h) below).

(g)
Reorganization items, net consist of the following: $58 million of professional fees for services provided by debtor and creditor professionals directly related to our reorganization proceedings; $11 million of other reorganization charges primarily involving costs incurred with exiting certain non-strategic businesses; $4 million of expense provisions related to (i) employee severance costs incurred directly as part of the Chapter 11 reorganization process and (ii) a retention plan for certain of our employees approved by the Bankruptcy Court; and a $2 million net gain from adjustments to record certain pre-petition claims at estimated amounts of the allowed claims ($71 million pre-tax and after-tax – see note (h) below).

(h)
With the exception of items (a), (c) and (e) above, which primarily relate to ex-U.S. operations, the above items are considered to have like pre-tax and after-tax impact as the tax benefit or expense realized from these events is offset by the change in valuation allowance for U.S. deferred tax assets resulting from uncertainty as to their recovery due to our Chapter 11 bankruptcy filing.

Environmental Matters

We are subject to numerous laws and government regulations concerning environmental, safety and health matters in the United States and other countries.  U.S. environmental legislation that has a particular impact on us includes the Toxic Substances Control Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Safe Drinking Water Act; and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as Superfund).  We are also subject to the Occupational Safety and Health Act and regulations of the Occupational Safety and Health Administration (“OSHA”) concerning employee safety and health matters.  The EPA, OSHA and other federal agencies have the authority to promulgate regulations that have an impact on our operations.  In addition to these federal activities, various states have been delegated certain authority under several of these federal statutes and have adopted environmental, safety and health laws and regulations.  State or federal agencies having lead enforcement authority may seek fines and penalties for violation of these laws and regulations.  Also, private parties have rights to seek recovery, under the above statutes or the common law, for civil damages arising from environmental conditions, including damages for personal injury and property damage.

Due to the nature of our business, we make substantial expenditures for environmental remediation activities.  Expenditures for environmental remediation activities related to recorded environmental liabilities, prior to reimbursement from the special purpose entity discussed below, were $23 million in 2008 and $10 million in both 2007 and 2006.  This is compared to charges taken for environmental remediation activities of $7 million in 2008 (exclusive of the $257 million discussed below), $8 million in 2007 and $17 million in 2006.  The charges are net of recoveries of $1 million in 2008 and less than $1 million for 2007 and 2006.

Under terms of the Monsanto Settlement Agreement and our Plan of Reorganization, Monsanto accepted financial responsibility for environmental remediation obligations at all sites for which we were required to assume responsibility at the Solutia Spinoff but which we never owned or operated.  However, we have agreed to share responsibility with Monsanto for the environmental remediation at certain locations outside our plant boundaries in Anniston, Alabama, and Sauget, Illinois which were incurred prior to the Solutia Spinoff (the “Shared Sites”).  Under this cost-sharing arrangement, we are responsible for the funding of environmental liabilities at the Shared Sites from the Effective Date up to a total of $325 million.  Thereafter, if needed, we and Monsanto will share responsibility equally.  The effect of the Monsanto Settlement Agreement and the Plan of Reorganization, along with the application of fresh-start accounting, was an increase in our environmental reserve at the Effective Date of $257 million.  Our accrued liability for environmental remediation is $309 million as of December 31, 2008.  During 2008, we spent $23 million for remediation of the properties for which we have financial responsibility under the Monsanto Settlement Agreement.  Of this $23 million, $18 million was reimbursed from a special purpose entity established with proceeds of stock issued by us on the Effective Date.  In 2009, we anticipate spending $30 million for remediation of these properties and we have $28 million available for reimbursement in the special purpose entity.

Our environmental liabilities are also subject to changing governmental policy and regulations, discovery of unknown conditions, judicial proceedings, changes in method and extent of remediation, existence of other potentially responsible parties and changes in technology.  Except as noted in Note 16 – Commitments and Contingencies – to the accompanying consolidated financial statements, we believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our Consolidated Statement of Financial Position, but could have a material adverse effect on Consolidated Statement of Operations in any given period.

Pension and Other Postretirement Benefit Matters

Employee benefits include noncontributory defined benefit pension plans and OPEB that provide certain health care and life insurance benefits.

Under the provisions of SFAS No. 87 and SFAS No. 106, measurement of the obligations under the defined benefit pension plans and the OPEB plans are subject to a number of assumptions.  These include the rate of return on pension plan assets, health care cost trend rates and the rate at which the future obligations are discounted to value the liability at December 31st of each year presented in the Consolidated Statement of Financial Position.

During our Chapter 11 case, we amended our U.S. qualified pension plan in 2004 and 2005 to cease future benefit accruals for union and non-union participants, respectively, in these plans which eliminated service costs for benefits earned as a pension benefit cost.  Furthermore, we amended our U.S. postretirement plan in accordance with the Plan for retiree participants and established a VEBA retiree trust at the Effective Date.  The postretirement plan amendment, which became effective on the Effective Date, reduces the eligible charges covered by the postretirement plan and establishes a lifetime maximum benefit.  The VEBA retiree trust, as funded by proceeds from the sale of new common stock and a contribution of the retirees’ allowed unsecured claim, effectuates defeasance of a substantial amount of the remaining healthcare and other benefits liabilities assumed by us at the Solutia Spinoff.

Pension (income) expense in accordance with SFAS No. 87 was $(2) million in 2008, $6 million in 2007 and $18 million in 2006 and expense for OPEB was $11 million in 2008, $17 million in 2007 and $30 million in 2006.  In addition, we recorded charges resulting from pension plan settlements in 2008 and 2007 of $1 million and $5 million, respectively, while we did not record any charges in 2006 (as more fully described in Note 12 – Pension Plans and Other Postretirement Benefits – to the accompanying consolidated financial statements).

Pension Plan Funded Status

The majority of our employees are covered under noncontributory defined benefit pension plans.  The pension plans are funded in accordance with our long-range projections of the plan’s financial conditions.  These projections take into account benefits earned and expected to be earned, anticipated returns on pension plan assets and income tax and other regulations.  The amount of pension plan underfunding in the pension plans increased to $391 million as of December 31, 2008 from $180 million as of December 31, 2007, primarily due to a decline in plan asset values resulting from significant losses in equity markets globally.

We actively manage funding of our domestic qualified pension plan in order to meet the requirements of the IRS and the Pension Benefits Guarantee Corporation (a U.S. federal agency).  We contributed $46 million and $105 million in 2008 and 2007, respectively, to the qualified pension plan in accordance with IRS funding rules.  According to current IRS funding rules, we estimate that we will be required to make approximately $28 million in pension contributions to our U.S. qualified pension plan in 2009.  In addition, we contributed $8 million in 2008, $35 million in 2007 and $6 million in 2006 respectively, to fund our foreign pension plans.  Moreover, we expect to be required to make $10 million in pension contributions for our foreign pension plans in 2009.

Derivative Financial Instruments

Our business operations give rise to market risk exposures that result from changes in currency exchange rates, interest rates and certain commodity prices.  To manage the volatility relating to these exposures, we enter into various hedging transactions that enable us to alleviate the adverse effects of financial market risk.  Our approved policies and procedures do not permit the purchase or holding of any derivative financial instruments for trading purposes.  We are exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments, but we do not expect any counterparties to fail to meet their obligations.  Note 3 – Significant Accounting Policies – and Note 11 – Financial Instruments and Risk Management – to the accompanying consolidated financial statements include further discussion of our accounting policies for derivative financial instruments.

Foreign Currency Exchange Rate Risk

We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates.  We use foreign currency hedging instruments to manage the volatility associated with foreign currency purchases of materials and other assets and liabilities created in the normal course of business.  We primarily use forward exchange contracts and purchase options with maturities of less than 18 months to hedge these risks.  We also enter into certain foreign currency derivative instruments primarily to protect against exposure related to intercompany financing transactions.  Corporate policy prescribes the range of allowable hedging activity and what hedging instruments we are permitted to use.  Because the counterparties to these contracts are major international financing institutions, credit risk arising from these contracts is not significant, and we do not anticipate any counterparty losses.  Currency restrictions are not expected to have a significant effect on our cash flows, liquidity or capital resources.  Major currencies affecting our business are the U.S. dollar, British pound sterling, Euro, Canadian dollar, Swiss franc, Brazilian real, Malaysian ringgit, Chinese yuan and the Japanese yen.

At December 31, 2008, we have currency forward contracts to purchase and sell $642 million of currencies, principally the Euro, British pound sterling, U.S. dollar, Swiss franc and Japanese Yen, with average remaining maturities of four months.  Included in the currency forward contracts at December 31, 2008 are contracts to purchase and sell $341 million of currencies which were executed to in-substance defease contracts with the same financial institutions.  Based on our overall currency rate exposure at December 31, 2008, including derivatives and other foreign currency sensitive instruments, a 10 percent adverse change in quoted foreign currency rates of these instruments would result in a change in fair value of these instruments of $14 million.

Interest Rate Risk

Interest rate risk is primarily related to changes in interest expense from floating rate debt.  In order to limit our exposure to changes in interest expense from floating rate debt, we have entered into interest rate cap and swap agreements during 2008 related to our Term Loan.

During the Successor period, our floating rate debt consisted of our Revolver and Term Loan.  In order to limit our exposure to changes in interest expense from floating rate debt, we entered into interest rate cap and swap agreements related to the Term Loan.  The interest rate cap agreements have a notional amount of $900 million and a strike rate of 4.25% on 1-month LIBOR that are effective from September 2008 through April 2010.  The interest rate swap agreements have declining total notional amounts of $800 million to $150 million and are effective from April 2010 through February 2014.  While the Term Loan was outstanding during the year, a hypothetical increase of 1% in the 1-month LIBOR would have increased interest expense during the Successor period by $1 million.  The effect on our interest expense is minimal due to our interest rate cap and our LIBOR floor of 3.50% in accordance with our Term Loan agreement.  An analysis of the impact of a hypothetical increase in interest rates in relation to our Revolver has not been performed since the interest expense on the Revolver has been allocated to discontinued operations.

Commodity Price Risk

Certain raw materials and energy resources used by us are subject to price volatility caused by weather, crude oil prices, supply conditions, political and economic variables and other unpredictable factors.  We use forward and option contracts to manage a portion of the volatility related to anticipated energy purchases.  Forward and option contracts were used by us during 2008; however, we did not have any commodity forward contracts at December 31, 2008.

Restructuring Activities

During 2008, we announced the planned exit of the Ruabon Facility within the Technical Specialties segment.  We recorded $20 million of restructuring costs in Cost of Goods Sold which consisted of: (i) severance costs of $7 million, contract termination costs related to the shutdown of the product lines of $10 million and other restructuring costs of $3 million.  In addition, we announced the exit of our production line at the Trenton Facility.  We recorded $10 million of restructuring costs in Cost of Goods Sold which consisted of: (i) severance costs of $2 million and (ii) impairment of the related manufacturing assets of $8 million.  In addition, we completed a general corporate restructuring involving headcount reduction.  We incurred charges of $3 million related to severance and recorded this amount in Selling, General and Administrative Expenses.

During 2007, we recorded a restructuring charge of $4 million resulting from the termination of a third-party agreement at one of our facilities.  In addition, we recorded $4 million of severance and retraining costs in 2007 with $2 million recorded in Cost of Goods Sold and $2 million in Selling, General and Administrative expenses involving headcount reductions within the Saflex and Technical Specialties segments.  Further, we recorded $10 million to the restructuring reserve as an adjustment to the purchase price allocation related to the acquisition of Flexsys (as further described in Note 4 – Acquisitions and Discontinued Operations – to the accompanying consolidated financial statements).  The costs included in this restructuring reserve consist of costs to exit administrative offices in Akron, Ohio and Brussels, Belgium, severance and retraining costs, and relocation costs of employees moving to our corporate headquarters. Also as a result of the acquisition of Flexsys, we assumed Flexsys’ $2 million restructuring reserve at May 1, 2007.  Cash outlays associated with the restructuring actions were funded from operations.

During 2006, we recorded $2 million of asset write-downs and $3 million of future contractual payments related to the termination of a third party manufacturing agreement.  These costs were all recorded within Reorganization Items, net in Unallocated and Other Operations.  In addition, we recorded $7 million of severance and retraining costs in 2006 with $3 million recorded in Reorganization Items, net and $3 million in Selling, General and Administrative expenses and $1 million in Cost of Goods Sold involving headcount reductions within the Saflex and CPFilms segments.  Cash outlays associated with the restructuring actions were funded from operations.

Financial Condition and Liquidity

As of December 31, 2008, our debt obligations consisted of (i) our Term Loan with a balance outstanding of $1,188 million, (ii) our Revolver, of which $183 million in borrowings were outstanding, and (iii) various other lines of credit with a combined outstanding balance of $25 million.

Maximum availability under the Revolver is limited to the lesser of $450 million or the amount of the borrowing base, as defined, but generally calculated as a percentage of allowable inventory and trade receivables.  In addition to outstanding borrowings, availability is further reduced by outstanding letters of credit.  As of December 31, 2008, availability under the Revolver was $193 million and total liquidity was $225 million, including $32 million of cash on hand.

In January 2009, our borrowing base was reduced to $370 million due to a reduction in allowable inventory and trade receivables, as precipitated by aggressive management of our working capital position of the Integrated Nylon business.  Working capital for this business was further impacted by a reduction in demand experienced in the fourth quarter of 2008.  Therefore, our pro forma liquidity, which incorporates this reduction in our borrowing base, was $145 million as of December 31, 2008.

Our anticipated use of cash includes capital expenditures, working capital needs and fulfillment of our financial, pension and environmental obligations.  We have initiated certain actions, as identified previously in the Outlook section of Management’s Discussion and Analysis, which will improve operating cash flow.  Our current forecast suggests that our first quarter operating cash flow will be positive, contrary to recent historical trends, due to working capital management, cost reduction initiatives and discretionary spending and capital expenditure containment.

We are closely monitoring the potential impact of current market events on our financial condition as a major source of our liquidity is operating cash flows along with the availability of our Revolver.  Based on information available to us, all of the financial institutions syndicated under our Revolver are able to fulfill their commitments as of our filing date.  Further, to date, changes in the macro-economic environment and operating conditions of our customers have not had a material adverse impact on our operating results and resulting cash flows.

In summary and notwithstanding the above, we expect that our cash on hand, coupled with future cash flows from operations and other available sources of liquidity, including our Revolver, will provide sufficient liquidity to allow us to meet our projected cash requirements.  However, common with other companies with similar exposure to these global operating and financial events, one or more financial institutions may cease to be able to fulfill their funding obligations and we will not be able to access substitute capital.  Also, we may experience a significant decline in the demand for our products, which could impact our ability to generate cash from operations.

Cash Flows - Continuing Operations

Our cash flows from continuing operations attributable to operating, investing and financing activities, as reflected in the Consolidated Statements of Cash Flows, are summarized in the following table:

	Combined	Predecessor
Cash Flow Summary – Continuing Operations (dollars in millions)	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Cash provided by (used in) operating activities before reorganization items	$139	$(38)	$(140)
Cash used in reorganization activities	(380)	(80)	(65)
Cash used in operating activities	(241)	(118)	(205)
Cash used in investing activities	(50)	(218)	(66)
Cash provided by financing activities	353	279	275
Net change in cash for period attributable to continuing operations	$62	$(57)	$4

Operating activities:  Cash used in operating activities was $241 million in 2008, a $123 million increase from the $118 million used in 2007.  The increase is attributable to higher cash used in reorganization activities of $300 million, primarily due to cash outflows required to facilitate our emergence from bankruptcy, as partially offset by improvement of $177 million in cash provided by operating activities before reorganization items.  The improvement in cash provided by operating activities before reorganization items is primarily due to higher earnings, after adjusting for noncash items, and lower payments on our pension and other postretirement obligations, partially offset by higher tax payments as driven by higher ex-US earnings.  Required contributions to our pension plans, which can fluctuate based upon minimum funding requirements, decreased $86 million in 2008 and payments on other postretirement obligations were reduced $15 million via reimbursement by a fund established at our emergence from bankruptcy restricted to pay certain liabilities assumed by us upon our spinoff from Pharmacia (“Legacy Liabilities”).  The reduction in other postretirement obligation payments is expected to continue indefinitely as the balance remaining in this restricted fund at December 31, 2008, attributable to pre-spin other post retirement obligations, is $173 million, which effectively defeases the corresponding Legacy Liability.  We will, however, continue to remain liable for payments on other postretirement obligations which are not included within the definition of Legacy Liabilities.

Cash used in operating activities was $118 million in 2007, an $87 million improvement from the $205 million used in 2006.  Cash used in operating activities before reorganization items improved $102 million in 2007 due to higher earnings after adjusting for noncash items, lower funding requirements required by our domestic pension plan as partially offset by higher working capital balances.

Investing activities:  Cash used in investing activities decreased $168 million in 2008 compared to the prior year due to the receipt of $43 million in 2008 from the sale of our corporate headquarters coupled with acquisition payments in  2007 of $127 million.  The acquisition payments in 2007 are primarily attributable to the payment of $115 million for the Flexsys Acquisition, $7 million to purchase certain assets of Acquired Technology, Inc., a window film components business, and $4 million to purchase a specialty rubber chemicals business from Chemetall GmbH.  Capital spending remained flat at $99 million as higher spending on growth initiatives was offset by lower spending on maintenance projects.  Specific growth projects in 2008 include the completion of a third SAFLEX® plastic interlayer line at our Ghent, Belgium plant; expansion of our PVB resin manufacturing operations at our Springfield, Massachusetts plant; and construction of a new CPFilms coating and lamination line at our Martinsville, Virginia plant.  Spending on maintenance and safety initiatives for 2008 and 2007 were $32 million and $42 million, respectively.

Cash used in investing activities increased $152 million in 2007 compared to 2006 due to an increase in acquisition activity and higher capital spending on growth projects.  In 2007, as noted above, we acquired the remaining 50 percent stake in our Flexsys joint venture, a window films components business and a specialty chemicals business from Chemetall GmbH.  In 2006, we acquired the remaining 51 percent stake in our plastic interlayer plant located in Santo Toribio to support the growing global demand of our SAFLEX® products.  Capital spending increased $44 million in 2007 as compared to 2006 due to higher spending on growth and maintenance projects.  In 2007, construction of a new SAFLEX® plastic interlayer plant in China, which was initiated in the prior year, was completed and construction of a third SAFLEX® plastic interlayer line at our Ghent, Belgium plant and the construction toward a new CPFilms coating and lamination line at our Martinsville, Virginia plant commenced.  Further, investments in cost reduction projects increased modestly.  Spending on maintenance and safety initiatives was $21 million in 2006.

Financing activities:  Cash provided by financing activities was $353 million in 2008, compared with $279 million in 2007.   On February 28, 2008, as more fully described in Note 1 – Background – in the accompanying consolidated financial statements, we emerged from bankruptcy.  This event required a complete recapitalization of our debt and equity structure and, after repayment of all debt obligations outstanding at that time, resulted in net proceeds of $351 million.  Of this amount, $250 million was used to establish certain funds restricted for future payments related to Legacy Liabilities and the remainder was used to pay certain secured and administrative claims and to provide additional liquidity for operations.  Subsequent to our emergence from bankruptcy, we completed a sale and leaseback on our corporate headquarters and two common stock offerings comprised of 22,307,692 shares of common stock at $13 per share and 10,714,284 shares of common stock at $14 per share, respectively (“the Offerings”).  Proceeds from the sale of our corporate headquarters were used to repay $19 million in debt outstanding on the building.  Net proceeds of $422 million from the Offerings were used to repay our $400 million senior secured bridge facility, which was issued at emergence, and to provide additional liquidity for operations.

Cash provided by financing activities was $279 million in 2007, compared with $275 million in 2006.  In January 2007, cash proceeds of $325 million, resulting from an upsizing of our DIP credit facility, were partially used to fund the Flexsys Acquisition and to provide additional liquidity for operations.  Proceeds from the sale of our water treatment phosphonates business of $53 million were subsequently used to pay down this facility.

Working Capital – Continuing Operations

Working capital used for continuing operations is summarized as follows:

	Successor	Predecessor
Working Capital – Continuing Operations (dollars in millions)	December 31, 2008	December 31, 2007	Increase (Decrease)

Cash and cash equivalents	$32	$173
Trade receivables, net	227	293
Inventories	341	268
Other current assets	195	157
Total current assets	$795	$891

Accounts payable	$170	$180
Accrued liabilities	259	239
Short-term debt, including current maturities of long-term debt	37	982
Total current liabilities	$466	$1,401

Working Capital	$329	$(510)	$839

Our working capital used for continuing operations increased $839 million primarily as a result of our emergence from bankruptcy.  Prior to the Effective Date, our DIP credit facility, which had a balance of $951 million at December 31, 2007, was classified as short-term debt.  Concurrent with our emergence from bankruptcy, we restructured our debt such that our Term Loan and Revolver are classified as long-term and our short-term debt is comprised solely of current maturities of long-term debt of $12 million and $25 million in other lines of credit.  The increase in working capital attributable to this restructuring of $945 million was partially offset by lower cash of $141 million.  Prior to the Effective Date, our ability to apply excess cash against our various revolving credit facilities was limited.  Our current revolving credit facilities include no such restriction which allows us to more efficiently manage our cash to an appropriate working balance.

Excluding cash and short-term debt, our working capital increased $34 million which is primarily attributable to the elimination of our LIFO inventory reserve of $35 million in accordance with the adoption of fresh-start accounting upon our emergence from bankruptcy.

From time to time, beginning in the month subsequent to our emergence from bankruptcy, we sell trade receivables without recourse to third parties.  In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities as amended by SFAS No. 156, Accounting for Servicing of Financial Assets an Amendment of FASB Statement No. 140, trade receivables were removed from our consolidated statement of financial position and reflected as cash provided by operating activities in the consolidated statement of cash flows at the time of sale to the third party.  Uncollected trade receivables sold under these arrangements and removed from the consolidated statement of financial position were $20 million at December 31, 2008.  The average monthly amounts of trade receivables sold were $19 million and discounts (losses) on sales of trade receivables were less than $1 million for the ten months ended December 31, 2008.  These losses primarily represented the costs of funds and were included as a reduction in operating income.  Our sale of trade receivables in any period prior to our emergence from bankruptcy was immaterial.

Cash Flows - Discontinued Operations

	Combined	Predecessor
Cash Flow Summary – Discontinued Operations (dollars in millions)	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006

Cash provided by (used in) operating activities	$(152)	$67	$21
Cash provided by (used in) investing activities	(51)	13	18
Net change in cash for period attributable to discontinued operations	$(203)	$80	$39

Cash used in operating activities for discontinued operations increased $219 million due to lower earnings from our Integrated Nylon business, as discussed in the “Results of Operations – Discontinued Operations,” and restructuring payments associated with the idling of certain manufacturing lines as partially offset by a decrease in working capital balances.  Cash provided by investing activities decreased $64 million due to the sale of our water treatment phosphonates business, DEQUEST®, and sales of surplus land adjacent to our Integrated Nylon plants for $56 million and $10 million, respectively.

Debt Covenants

Our Term Loan and Revolver (“Financing Agreements”) include a number of customary covenants and events of default, including the maintenance of certain financial covenants that restrict our ability to, among other things, incur additional debt; make certain investments; pay dividends, repurchase stock, sell certain assets or merge with or into other companies; enter into new lines of business; make capital expenditures; and prepay, redeem or exchange our debt.  The financial covenants for the measurement period ended December 31, 2008 are (i) Leverage Ratio:  limitation of maximum leverage ratio comprised of gross debt to trailing twelve-month continuing operations Adjusted EBITDA or earnings from continuing operations before interest, income taxes, depreciation and amortization, reorganization items, non-cash stock compensation expense and unusual gains and charges (as that term is defined in the Financing Agreements); and (ii) Fixed Charge Ratio:  maintenance of a minimum fixed charge coverage ratio comprised of trailing twelve-month continuing operations Adjusted EBITDA, as reduced by trailing twelve-month continuing operations capital expenditures, to Fixed Charges (as defined in the Financing Agreements, as the sum of annualized cash interest expense, net, trailing twelve months cash income taxes and annualized debt amortization under our Term Loan) ratio; and iii) Maximum Capital Expenditures.  Below is a summary of our actual performance under these financial covenants as of December 31, 2008 along with a summary of the contractually agreed to financial covenants for 2009.

	December 31, 2008		March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	Actual	Covenant	Covenant	Covenant	Covenant	Covenant

Max Leverage Ratio	3.56	5.00	4.75	4.50	4.25	4.25
Min Fixed Charge Ratio	1.60	1.05	1.15	1.15	1.15	1.15
Max Capital Expenditures	$99	$175	n.a.	n.a.	n.a.	$252

Capital Expenditures

Capital expenditures are projected to total approximately $50 million during 2009 of which approximately $15 million of the projected total is attributable to expansion and productivity projects while the remaining $35 million is attributable to maintenance and right–to-operate projects.

Pension Contributions

We sponsor several defined benefit pension plans whereby we made cash contributions of $54 million and $140 million to the plans during 2008 and 2007, respectively.  We expect to contribute approximately $38 million in cash to these pension plans during 2009 but actual contributions to the plans may differ as a result of a variety of factors, including changes in laws that impact funding.  Our ultimate cash flow impact required to satisfy these outstanding liabilities will depend on numerous variables, including future changes in actuarial assumptions, legislative changes to pension funding laws, market conditions and if we choose to satisfy these requirements in the form of stock contributions.

Off-Balance Sheet Arrangements

See Note 16 – Commitments and Contingencies – to the accompanying consolidated financial statements for a summary of off-balance sheet arrangements as of December 31, 2008.

Contingencies

See Note 16 – Commitments and Contingencies – to the accompanying consolidated financial statements for a summary of our contingencies as of December 31, 2008.

Commitments

Our current subsidiaries CPFilms Inc., Flexsys America L.P., Flexsys America Co., Monchem International, Inc., Solutia Business Enterprises Inc., Solutia Inter-America, Inc., Solutia Overseas, Inc., Solutia Systems, Inc., S E Investment LLC and future subsidiaries as defined by the Financing Agreements, subject to certain exceptions (the “Guarantors”) are guarantors of our obligations under the Financing Agreements.  The Financing Agreements and the related guarantees are secured by liens on substantially all of our and the Guarantors’ present and future assets.

The following table summarizes our contractual obligations and commercial commitments as of December 31, 2008.

	Obligations Due by Period (Dollars in Millions)
Contractual Obligations	Total	2009	2010	2011	2012-2013	2014 and thereafter
Short-Term Debt	$25	$25	$--	$--	$--	$--
Long-Term Debt, including current portion	1,371	12	12	12	207	1,128
Interest Payments Related to Long-Term Debt	529	106	104	103	200	16
Operating Leases	59	12	10	7	12	18
Unconditional Purchase Obligations	216	94	45	45	12	20
Standby Letters of Credit (a)	85	84	--	--	1	--
Postretirement Obligations(b)	469	47	110	90	185	37
Environmental Remediation(c)	309	30	33	37	57	152
Uncertain Tax Positions(d)	3	3	--	--	--	--
Total Contractual Obligations	$3,066	$413	$314	$294	$674	$1,371

(a)	Standby letters of credit contractually expiring in 2009 are generally anticipated to be renewed or extended by extensions with existing standby letters of credit providers.
(b)
Represents estimated future minimum funding requirements for funded pension plans and other postretirement plans and estimated future benefit payments for unfunded pension and other postretirement plans.

(c)	The future obligations do not include $28 million available for reimbursement in the special purpose entity established with proceeds of stock issued by us on the Effective Date.
(d)
In addition to the $3 million reported in the 2009 column and classified as a current liability, we have $47 million recorded in Other Liabilities on the Consolidated Statement of Financial Position for which it is not reasonably possible to predict when it may be paid.

Recently Issued Accounting Standards

See Note 3 – Significant Accounting Policies – to the accompanying consolidated financial statements for a summary of recently issued accounting standards.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The information appearing under “Derivative Financial Instruments” on pages 20 and 21 is incorporated by reference.